SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549
                           __________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)

                         March 17, 1998


                      COMPTEK RESEARCH, INC.
___________________________________________________________
   (Exact Name of Registrant as Specified in Charter)

      New York            1-8502              16-0959023
____________________  _______________    ____________________

   (State of Other      (Commission         (IRS Employer
   Jurisdiction of     File Number)      Identification No.)
   Incorporation)

 2732 Transit Road, Buffalo, New York             14224-2523
________________________________________     __________________
(Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number,
including area code:                           (716) 677-4070
                                             ___________________


                           Not Applicable
______________________________________________________________
(Former Name or Former Address, if Changed Since Last Year)

Item 5.   OTHER EVENTS

          On March 17, 1998, the registrant signed a Letter of Intent to acquire all of the outstanding shares of PRB Associates, Inc. ("PRB"), a privately-held company headquartered in Hollywood, Maryland, for cash. The acquisition is subject to the completion of due diligence by the Registrant and the signing of a detailed acquisition agreement. The Registrant intends to finance the acquisition with conventional bank borrowings secured by the assets of the Registrant and PRB, or a combination of conventional bank borrowings and subordinated debt. The Registrant is currently negotiating with potential lenders.

          PRB  is  a leader in military mission planning  systems
          supplied  primarily to the U.S. Air Force and the  U.S.
          Navy.    PRB  currently  has  annualized  revenues   of
          approximately $30 million.

          A copy of the registrant's March 17, 1998, news release regarding the signing of the Letter of Intent is attached as an exhibit to this report.

Item 7.   FINANCIAL  STATEMENTS, PRO FORMA FINANCIAL  INFORMATION
          AND EXHIBITS.

          99 (a)    News Release dated March 17, 1998, regarding
                    Letter of Intent to acquire PRB Associates,
                    Inc.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       COMPTEK RESEARCH

Date:   March 19, 1998                 By:  /s/ John J. Sciuto
        ________________               ___________________________
                                       John J.Sciuto
                                       Chairman, President and CEO




                           Exhibit 99



FOR IMMEDIATE RELEASE

Contact:  Christopher A. Head                Internet Address:
          Executive Vice President           www.comptek.com
          Comptek Research, Inc.
          716-677-4070


COMPTEK ANNOUNCES LETTER OF INTENT TO ACQUIRE PRB ASSOCIATES, INC.
                        ________________

     Transaction to Increase Annual Revenues by $30 Million,
         And Have Immediate Positive Impact on Earnings

Buffalo, New York-(March 17, 1998) Comptek Research, Inc. (AMEX:CTK) has signed a Letter of Intent to acquire all of the stock of PRB Associates, Inc., for an undisclosed cash purchase price. The transaction is subject to the completion of due diligence and the signing of a detailed Stock Purchase Agreement.

PRB Associates, Inc., is a privately held company, headquartered in Hollywood, Maryland, with annualized sales of approximately $30 million. The company is recognized as a leader in military mission planning systems which are used to automate complex planning functions for routing, fuel, ordinance, and tactics for the most advanced aircraft and weapons in the world. In today's high-tech military, such systems are an essential part of virtually every high-tech tactical weapons targeting and delivery system. Over its twenty year history, PRB has diversified its business base to also include significant market share in the Command and Control and Intelligence Processing sectors.

Comptek Research, Inc., with offices and subsidiary locations in the United States, is a domestic and international supplier of technically advanced electronics and data communications systems to government and industry. Comptek for the first nine months of its fiscal year ended December 26, 1997, reported sales of $52.8 million. Annual sales for the full fiscal year ending March 31, 1998, are currently anticipated to be approximately $72 million. For the first three quarters of its fiscal year, Comptek reported earnings per share of $0.35 (diluted), or $0.36 (basic), versus $0.28 (diluted and basic) for the comparable period the previous year.

John Sciuto, Chairman, President and Chief Executive Officer of Comptek, said, "Both Comptek and PRB are already market leaders in niche, high-tech segments of the defense electronics industry. The merging of these two well-established companies creates formidable market leadership positions for Comptek in the tactical military mission planning and operational electronic warfare software markets. This combination will also open additional career opportunities for the eight hundred plus managers and employees of both companies."

"The acquisition of PRB is expected to fuel Comptek's growth to well over $100 million in annual sales for its new fiscal year that begins on April 1, 1998, and, consistent with our stated acquisition criteria, is expected to be accretive to earnings per share from day one."

Larry Schadegg, Chairman and President of PRB Associates, Inc., stated, "I see this transaction as an important next step in the natural growth of PRB. The broader market penetration and access to capital markets is sure to increase the momentum behind our original corporate vision. Our efficient engineering processes should increase Comptek's already strong competitive advantage. This team will be hard to beat."

Mr. Schadegg added, "Because Comptek and PRB complement each other so well, we will be able to merge without significantly changing the culture and philosophy on which PRB was built. My partners and I considered this to be a key ingredient in this transaction."

This news release contains forward-looking statements about Comptek's current expectations for future sales and earnings based on current business conditions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include Comptek's and PRB's dependence on continued funding of U.S. Department of Defense programs. Some additional risks and uncertainties, among others, that also need to be considered are: the likelihood that actual future revenues that are realized may differ from those inferred from existing total backlog; the ability to expand sales in international markets; and the ability to complete the acquisition of PRB Associates, Inc. without adversely affecting Comptek's financial condition. Other risks and uncertainties are described in Comptek's 1997 Form 10-K Annual Report filed with the Securities and Exchange Commission.

Note: Today's news release and Comptek's news releases for the past year are available on the Internet at http://www.cfonews.com under the heading "Company News, Comptek Research." Additional information about Comptek is also available at http://www.comptek.com.

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